Exhibit 99.1

[GoAmerica letterhead]

CONTACT:

Investor Relations
GoAmerica
Voice: 201-996-1717
investors@goamerica.com

                 GOAMERICA(R) REPORTS FIRST QUARTER 2007 RESULTS

HACKENSACK, NJ, May 15, 2007 -- GoAmerica, Inc. (NASDAQ: GOAM), a provider of relay and wireless communications services for deaf, hard-of-hearing, and speech-impaired persons, today announced results for the first quarter ended March 31, 2007.

First quarter results and comparisons to prior periods are presented reflecting the Company's prepaid calling card division as a discontinued operation. This sale was completed on October 2, 2006.

Total revenue for the three months ended March 31, 2007 increased to approximately $4.3 million, compared to total revenue in the previous quarter of approximately $4.2 million; and an increase of 163% compared to total revenue of approximately $1.6 million in the first quarter of 2006.

The change in year over year revenue comparisons resulted from a combination of two factors: the Company's mid-2006 certification by the Federal Communications Commission (FCC), which enabled GoAmerica to recognize the full revenues associated with its relay services, and continued growth in the Company's i711(R) relay and wireless divisions.

Prior to becoming certified, GoAmerica recognized only a portion of the revenue it generated through its i711 relay service because it was submitting minutes for payment through its business partner, Nordia, Inc. Nordia, which is also a certified relay provider, would submit i711 relay service minutes to the Interstate Telecommunications Relay Service (TRS) Fund on GoAmerica's behalf. Under this arrangement, Nordia received the reimbursement and paid GoAmerica its share of the revenue.

Net loss from continuing operations for the first quarter was approximately $765,000 or $0.35 per diluted common share, compared with a net loss from continuing operations, exclusive of income tax benefits, of $765,000, or $0.36 per diluted common share in the previous quarter. Included in the net loss from continuing operations for the first quarter was $162,000 settlement loss related to the settlement of the Hands On litigation described below. The net loss from continuing operations for the first quarter of 2006 was approximately $1 million, or $0.46 per diluted common share during the first quarter of 2006.

Also included in the loss from continuing operations for the quarters ended March 31, 2007 and December 31, 2006 were non-cash charges of $301,000 and $275,000 respectively, reflecting depreciation, amortization, and non-cash employee compensation charges for those periods. The first quarter net loss for 2006 includes a $119,000 loss attributable to discontinued operations while the fourth quarter net loss for 2006 includes a $18,000 loss attributable to discontinued operations.

As of March 31, 2007, GoAmerica had approximately $3.4 million in cash and cash equivalents, compared to $3.9 million as of December 31, 2006.

"With the addition of video relay services in December 2006, our product portfolio is very strong. While we continue to develop and enhance our products, we are not satisfied with the pace of our revenue growth and are taking steps to address it," said Dan Luis, chief executive officer of GoAmerica. "Among other things, we are broadening our distribution channels to further introduce our products and services to the marketplace. We are also expanding access to our i711 VRS platform through other prevalent technologies, such as D-Link and other videophones, while endeavoring to maintain the superior picture quality that i711 VRS provides on Windows XP--and now Vista--equipped PCs."

GoAmerica filed its Quarterly Report on Form 10-Q for the period ended March 31, 2007 earlier today.

Summary of Recent Developments

      o Vista Compatibility. The Company added compatibility with Microsoft Vista to its i711 VRS software, ensuring that users of the newest Windows operating system can use their PCs to access i711 VRS.

      o D-Link Preview. The Company began a preview period of the videophone version of its VRS service, enabling users of D-Link i2eye, VP-100 and VP-200 videophones to use i711 VRS directly from a television.

      o Hands On Litigation Settlement. The Company settled its litigation with Hands On for an immediate $400,000 cash payment, a mutual release of all claims relating to the terminated merger between Hands On and the Company, and other consideration.

About GoAmerica

GoAmerica provides a wide range of wireless and relay communications services, customized for people who are deaf, hard-of-hearing or speech impaired. The Company's vision is to improve the quality of life of its customers by being their premier provider of innovative communication services. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717 or via Internet Relay by visiting http://www.i711.com.

Safe Harbor

The statements contained in this news release that are not based on historical fact are "forward-looking statements" that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to those of GoAmerica including: (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate acquired businesses and technologies; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (viii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica", the "GoAmerica" logo, "i711", and the "i711.com" logo are registered trademarks of GoAmerica. "i711.com", "i711 Wireless", "ClickRelay", "Relay and Beyond", and "Clear Mobile" are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

                                 GOAMERICA, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (In thousands)

                                                       March 31,    December 31,
                                                         2007          2006
                                                     ---------------------------
                                                     (Unaudited)
Assets
Current assets:
     Cash and cash equivalents ....................    $ 3,388       $ 3,870
     Accounts receivable, net .....................      1,754         1,891
     Other receivables, net .......................        448            48
     Merchandise inventories, net .................        279           329
     Prepaid expenses and other current assets ....        252           185
                                                       -------       -------
Total current assets ..............................      6,121         6,323
Other assets ......................................      7,039         7,556
                                                       -------       -------
Total assets ......................................    $13,160       $13,879
                                                       =======       =======

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable .............................    $   404       $   559
     Accrued expenses .............................      1,970         1,982
     Deferred revenue .............................        106           100
     Other current liabilities ....................         72            65
                                                       -------       -------
Total current liabilities .........................      2,552         2,706
Other liabilities .................................         84           112
Stockholders' equity ..............................     10,524        11,061
                                                       -------       -------
                                                       $13,160       $13,879
                                                       =======       =======

                                 GOAMERICA, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                         2007           2006
                                                   ----------------------------
Revenues:
     Relay services ..............................   $     3,660    $       467
     Subscriber ..................................           316            290
     Commissions .................................           187            827
     Equipment ...................................           106             50
     Other .......................................            38              2
                                                     -----------    -----------
                                                           4,307          1,636
Costs and expenses:
     Cost of relay services ......................         2,405             45
     Cost of subscriber airtime ..................           310            139
     Cost of equipment revenue ...................           134             80
     Cost of network operations ..................            29             27
     Sales and marketing .........................           524            542
     General and administrative ..................         1,356          1,111
     Research and development ....................           114            133
     Depreciation and amortization ...............            73            144
                                                     -----------    -----------
                                                           4,945          2,221
                                                     -----------    -----------

Loss from operations .............................          (638)          (585)

Other income (expense):
      Settlement loss ............................          (162)          --
      Terminated merger costs ....................          --             (419)
      Interest income (expense), net .............            35             45
                                                     -----------    -----------
Total other income (expense), net ................          (127)          (374)
                                                     -----------    -----------
Loss from continuing operations ..................          (765)          (959)

Loss from discontinued operations ................          --             (119)
                                                     -----------    -----------
Net loss .........................................   $      (765)   $    (1,078)
                                                     ===========    ===========
Loss per share-Basic and Diluted:
     Loss from continuing operations .............   $     (0.35)   $     (0.46)
     Loss from discontinued operations ...........          --            (0.05)
                                                     -----------    -----------
Basic and Diluted net loss per share .............   $     (0.35)   $     (0.51)
                                                     ===========    ===========
Weighted average shares used in computation of
   basic and diluted  net loss per share .........     2,185,458      2,093,451

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